Exhibit 99.1

Venus Concept Inc. Announces Common Stock Purchase Agreement for up to

$31 Million with Lincoln Park Capital Fund, LLC

TORONTO, June 16, 2020 (GLOBE NEWSWIRE) — Venus Concept Inc. (“Venus Concept” or the “Company”) (NASDAQ: VERO), a global medical aesthetic technology leader, today announced that it has that it has entered into a common stock purchase agreement for up to $31 million with Lincoln Park Capital Fund, LLC (“Lincoln Park”), a Chicago-based institutional investor. Upon execution of the purchase agreement, Lincoln Park made an initial purchase of $1.0 million of common stock.

Under the terms of the purchase agreement, the Company will have the right, in its sole discretion, to sell shares of its common stock to Lincoln Park over the 24-month term of the purchase agreement. Any common stock sold to Lincoln Park will occur at a purchase price that is based on the prevailing prices of the common stock at the time of each sale. The Company will control the timing and amount of any shares of common stock sold to Lincoln Park, and Lincoln Park is obligated to make purchases at quantities and prices in accordance with the purchase agreement. Venus Concept’s sale of common stock is subject to various limitations including those set forth in the purchase agreement and the listing rules of Nasdaq.

“This agreement is a result of our efforts to enhance our balance sheet and we appreciate the partnership with Lincoln Park as we believe it reflects their confidence in our long-term growth opportunity,” said Domenic Serafino, Chief Executive Officer and Director of Venus Concept. “We have made substantial progress in our efforts to enhance our financial condition in recent months including the expected cost savings of approximately $38 million in 2020, and continuing into 2021, from both the restructuring program we announced in May, and the previously announced merger synergies and cost reductions. While the near-term outlook has been challenged by the COVID-19 global pandemic, we continue to believe the long-term opportunity remains extremely compelling for us as a leading player in both the global minimally invasive/non-invasive medical aesthetics market and the minimally invasive surgical hair restoration market.”

The Company intends to use any proceeds it receives under the purchase agreement for working capital and general corporate purposes. There are no warrants, limitations on use of proceeds, financial or business covenants, rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement. In consideration for Lincoln Park entering into the purchase agreement, Venus Concept issued 209,566 shares of its common stock to Lincoln Park as a commitment fee.

As part of the agreement, Lincoln Park has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s common stock. The purchase agreement may be terminated by the Company at any time, at its sole discretion, without any cost or penalty.

Additional information regarding the purchase agreement is set forth in a Current Report on Form 8-K, which Venus Concept filed today with the SEC.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities in the described offering, nor shall there be any offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Venus Concept

Venus Concept is an innovative global medical aesthetic technology leader with a broad product portfolio of minimally invasive and non-invasive medical aesthetic and hair restoration technologies and reach in over 60 countries and 29 direct markets. Venus Concept focuses its product sales strategy on a subscription-based business model in North America and in its well-established direct global markets. Venus Concept’s product portfolio consists of 10 aesthetic device platforms, including Venus Versa, Venus Legacy, Venus Velocity, Venus Fiore, Venus Viva, Venus Freeze Plus, and Venus Bliss. Venus Concept’s hair restoration systems includes NeoGraft®, an automated hair restoration system that facilitates the harvesting of follicles during a FUE process and the ARTAS® and ARTAS iX® Robotic Hair Restoration systems, which harvest follicular units directly from the scalp and create recipient implant sites using proprietary algorithms. Venus Concept has been backed by leading healthcare industry growth equity investors including EW Healthcare Partners (formerly Essex Woodlands), HealthQuest Capital, Longitude Capital Management, and Aperture Venture Partners.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Any statements contained herein that are not of historical facts may be deemed to be forward-looking statements. In some cases, you can identify these statements by words such as such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements include, but are not limited to, statements about the expected synergies and cost savings from our merger with Venus Concept Ltd. and restructuring program; our financial performance; the growth in demand for our systems and other products; and general economic conditions, including the global economic impact of COVID-19, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or developments and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this communication may turn out to be inaccurate. Factors that could materially affect our business operations and financial performance and condition include, but are not limited to, those risks and uncertainties described under Part I Item 1A—“Risk Factors” in our most recent Annual Report on Form 10-K, Part II Item 1A—“Risk Factors” in our Form 10-Q for the quarter ended March 31, 2020, and in other documents we may file with the SEC. You are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. The forward-looking statements are based on information available to us as of the date of this communication. Unless required by law, we do not intend to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

Investor Relations Contact:

Westwicke Partners on behalf of Venus Concept:

Mike Piccinino, CFA

VenusConceptIR@westwicke.com